Exhibit 99.1

HUMAN GENOME SCIENCES, INC. 14200 Shady Grove Road, Rockville, Maryland 20850
HGS
Media Contact:
Jerry Parrott
Vice President, Corporate Communications
301-315-2777
Investor Contact:
Peter Vozzo
Senior Director, Investor Relations
301-251-6003
HUMAN GENOME SCIENCES ANNOUNCES FIRST QUARTER 2010
FINANCIAL RESULTS AND KEY DEVELOPMENTS
- Submission of BENLYSTA™ regulatory applications in the United States and Europe planned second quarter 2010 -
- Positive interim results from Phase 2b trial may warrant further evaluation of ZALBIN™
(JOULFERON®) dosed monthly in Phase 3 program; European regulatory application for JOULFERON dosed every two weeks withdrawn -
- $13.5 million recognized from raxibacumab deliveries to Strategic National Stockpile -
ROCKVILLE, Maryland — April 29, 2010 — Human Genome Sciences, Inc. (Nasdaq: HGSI) today announced financial results for the quarter ended March 31, 2010, and provided highlights of recent key developments.
“In the first months of 2010, we have continued to make excellent progress toward the commercialization of BENLYSTA,” said H. Thomas Watkins, President and Chief Executive Officer. “BENLYSTA met the primary efficacy endpoint in both of its pivotal Phase 3 trials, with results that support our belief that this first-in-class treatment could become the first new approved drug for lupus in more than 50 years. For ZALBIN dosed once a month, we reported positive interim results from a Phase 2b trial that appear to support further evaluation of ZALBIN dosed monthly in a Phase 3 program. The European regulatory application for JOULFERON dosed every two weeks has been withdrawn by Novartis. Meanwhile, the U.S. regulatory application for this ZALBIN dosing regimen continues under review. We expect that the next few months will provide greater clarity regarding the optimal path forward for ZALBIN’s development.”

FINANCIAL RESULTS
HGS reported revenues for the quarter ended March 31, 2010 of $46.5 million, compared with revenues of $177.3 million for the same period in 2009. Revenues primarily included $27.6 million recognized from the ZALBIN agreement with Novartis and $13.5 million recognized from sales and deliveries of raxibacumab to the U.S. Strategic National Stockpile.
The Company reported a net loss for the first quarter of 2010 of $47.9 million ($0.26 diluted per share), compared with net income of $129.8 million ($0.85 diluted per share) for the first quarter of 2009. The net loss for the current quarter, compared with net income reported for the same quarter last year, primarily reflected recognition of raxibacumab revenue of $13.5 million in 2010, versus raxibacumab revenue of $153.8 million in 2009, in addition to a gain in 2009 of $38.9 million on the extinguishment of debt.
As of March 31, 2010, cash and investments totaled $1.1 billion, of which $1.05 billion was unrestricted and available for operations. This compares with cash and investments totaling $1.2 billion as of December 31, 2009, of which $1.1 billion was unrestricted and available for operations.
“HGS continues to have a strong cash position to support the submission of regulatory applications and the commercial launch of our late-stage products,” said David P. Southwell, Executive Vice President and Chief Financial Officer. “We will also continue to invest strategically in the development of our product pipeline, including potential new indications for BENLYSTA and our oncology portfolio.”
HIGHLIGHTS OF RECENT PROGRESS
BENLYSTA™: Topline Secondary Endpoints Announced from BLISS-76; BLA and MAA Submissions Planned Second Quarter 2010
In April 2010, HGS reported secondary endpoint results from BLISS-76, one of two pivotal Phase 3 trials of BENLYSTA (belimumab) in patients with systemic lupus. BENLYSTA previously met its primary efficacy endpoint at Week 52 in both BLISS-52 and BLISS-76, as announced in July and November 2009. BENLYSTA is being developed by HGS and GSK under a co-development and commercialization agreement entered into in 2006, and the companies plan to submit regulatory applications for BENLYSTA in the United States and Europe in the second quarter of 2010.
At Week 76 in the BLISS-76 study, BENLYSTA plus standard of care showed higher response rates compared with standard of care alone; however, this secondary endpoint did not reach statistical significance. Study results also showed that BENLYSTA continued to be generally well tolerated, with rates of overall adverse events and discontinuations due to adverse events comparable between BENLYSTA and placebo treatment groups. HGS and GSK plan to present BLISS-76 52-week and 76-week results in full at appropriate scientific meetings later in 2010.

ZALBIN™: Positive Interim Results from Phase 2B Clinical Trial May Warrant Phase 3 Evaluation of Once-a-Month Dosing Regimen; European Regulatory Application Withdrawn for ZALBIN Dosed Every Two Weeks
In March 2010, HGS announced interim results of a Phase 2b clinical trial conducted by Novartis to evaluate ZALBIN™ (albinterferon alfa-2b) dosed monthly in combination with ribavirin in treatment-naive patients with genotypes 2 and 3 chronic hepatitis C. The interim results through Week 12 following the end of treatment suggested that the efficacy of 1500-mcg ZALBIN dosed every four weeks was comparable to Pegasys (peginterferon alfa-2a) dosed once weekly; these results also showed that that the adverse event profile, overall, was comparable for ZALBIN dosed monthly, versus Pegasys dosed weekly.
These interim results support the continued evaluation of ZALBIN dosed monthly in a Phase 3 program. The primary efficacy endpoint is sustained virologic response (SVR) at Week 48 (24 weeks following the end of treatment). HGS expects that a full presentation of results from the monthly dosing study will take place at an appropriate scientific meeting later in 2010. ZALBIN, which is known as JOULFERON® outside the United States, is being developed by HGS and Novartis under an exclusive worldwide co-development and commercialization agreement entered into in 2006.
On April 19, 2010, HGS announced that Novartis has withdrawn its European Marketing Authorization Application for JOULFERON after receiving a preliminary response to its application indicating that additional new data would be requested by the European Medicines Agency that Novartis did not believe could reasonably be generated within the timeframe allowed under the European Centralized Procedure. The feedback included whether the therapeutic benefit offered by JOULFERON dosed once every two weeks is sufficient relative to risk.
Raxibacumab: $13.5 Million in Revenue Recognized from Deliveries to the U.S. Strategic National Stockpile
In the first quarter of 2010, HGS recognized $13.5 million in revenue from the delivery of 4,284 doses of raxibacumab to the U.S. Strategic National Stockpile. The delivery was made under a purchase order received from the U.S. Government in July 2009 for 45,000 doses of raxibacumab to be delivered over a three-year period. HGS expects to receive approximately $142 million from the second award as deliveries are completed, including $31.2 million in payments recognized to date. Raxibacumab is being developed under a contract entered into in 2006 with the Biomedical Advanced Research and Development Authority (BARDA) of the Office of the Assistant Secretary for Preparedness and Response (ASPR), U.S. Department of Health and Human Services (HHS).
HGS and BioInvent Collaborate to Co-Develop and Commercialize Therapeutic Antibodies
In March 2010, HGS and BioInvent International AB (OMXS: BINV) announced a collaboration to discover, develop and commercialize therapeutic monoclonal antibodies that specifically target antigens discovered by HGS. The collaboration will initially focus on the development of antibodies in the field of inflammation. HGS and BioInvent will each have the right to participate in development and global commercialization of each antibody candidate, and will share research, development, manufacturing and commercialization costs as well as future revenues.
About Human Genome Sciences
The mission of HGS is to apply great science and great medicine to bring innovative drugs to patients with unmet medical needs. The HGS clinical development pipeline includes novel drugs to treat lupus, hepatitis C, inhalation anthrax and cancer.
For more information about HGS, please visit the Company’s web site at www.hgsi.com. Health professionals and patients interested in clinical trials of HGS products may inquire via e-mail to medinfo@hgsi.com or by calling HGS at (877) 822-8472.
HGS, Human Genome Sciences, BENLYSTA, and ZALBIN are trademarks of Human Genome Sciences, Inc. Other trademarks referenced are the property of their respective owners.
Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of Human Genome Sciences’ unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials and regulatory approvals, Human Genome Sciences’ ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with facilities, intense competition, the uncertainty of patent and intellectual property protection, Human Genome Sciences’ dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the SEC. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.

HUMAN GENOME SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2010	2009
	(in thousands, except share and per share amounts)

Revenue:
Product sales	$13,547	$127,769
Manufacturing and development services	4,121	29,116
Research and development collaborative agreements	28,846	20,392

Total revenue	46,514	177,277

Costs and expenses:
Cost of product sales	7,568	8,177
Cost of manufacturing and development services	912	3,351
Research and development expenses	57,471	53,675
General and administrative expenses	18,336	14,279

Total costs and expenses (a)	84,287	79,482

Income (loss) from operations	(37,773)	97,795
Investment income	4,616	4,296
Interest expense	(14,666)	(15,730)
Gain on extinguishment of debt	—	38,873
Gain on sale of long-term equity investment	—	5,259
Other expense	(54)	(680)

Income (loss) before taxes	(47,877)	129,813
Provision for income taxes	—	—

Net income (loss)	$(47,877)	$129,813

Basic net income (loss) per share	$(0.26)	$0.96

Diluted net income (loss) per share	$(0.26)	$0.85

Weighted average shares outstanding, basic	186,140,744	135,755,471

Weighted average shares outstanding, diluted	186,140,744	163,423,487

(a)	Includes stock-based compensation expense of $3,844 ($0.02 per share) and $2,935 ($0.02 per share) for the three months ended March 31, 2010 and 2009, respectively.

CONSOLIDATED BALANCE SHEET DATA:

	As of	As of
	March 31, 2010	December 31, 2009
	(dollars in thousands)
Cash, cash equivalents and investments (b)	$1,139,420	$1,191,660
Total assets (b)	1,475,556	1,530,630
Convertible subordinated debt (c)	355,383	349,807
Lease financing	249,151	248,628
Total stockholders’ equity	733,956	755,415

(b)	Includes $89,067 and $88,437 in restricted investments at March 31, 2010 and December 31, 2009, respectively.

(c)	Convertible subordinated debt is net of unamortized debt discount of $48,467 and $54,043 as of March 31, 2010 and December 31, 2009, respectively. Convertible subordinated debt at face value is $403,850 as of March 31, 2010 and December 31, 2009.
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